Exhibit 99


                                  PRESS RELEASE
                                SEPTEMBER 6, 2002

DENTAL RESOURCES ACCEPTS ASSET PURCHASE OFFER

MINNEAPOLIS, Sept. 6 /PRNewswire-FirstCall/ -- Dental Resources, Inc. (OTC Bulletin Board: DTLL) today announced it has accepted an offer from Keystone Industries, Inc. to purchase the assets of the company and assume the majority of the company's liabilities for $1,400,000. The Board of Directors of Dental Resources anticipates that the cash proceeds of the transaction, less related costs and expenses, would remain in Dental Resources and Dental Resources would seek other business opportunities.

Dental Resources has approximately 813,000 shares outstanding. Keystone's offer equates to approximately $1.72 per share before transaction expenses and represents a 330% premium over the last reported sale price of Dental Resource's common stock on July 22, 2002 of $.40.

The offer is conditioned upon final due diligence by Keystone, execution of a definitive agreement and shareholder approval.

Dental Resources, Inc. located in Delano, MN, manufacturers specialized dental products.

Keystone Industries, Inc., located in Cherry Hill, NJ, manufacturers and distributes products for use in the pharmaceutical, dental and cosmetics industries.